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                                                                     EXHIBIT 7

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Accounting and actuarial experts" and "Financial statements of JHVLICO and the Account" in the Prospectus and to the inclusion of our reports dated February 13, 2001, with respect to the financial statements included in the Annual Report of John Hancock Variable Life Account U, and March 16, 2001 with respect to the financial statements included in the Annual Report of John Hancock Variable Life Insurance Company, included in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-6, No. 333-50312).

                                               /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

Boston, Massachusetts
April 25, 2001